Richardson Electronics, Ltd. 8-K

Exhibit 99.1

For Immediate Release For Details Contact: Edward J. Richardson Chairman and CEO Phone: (630) 208-2340 E-mail: info@rell.com	Corporate Headquarters 40W267 Keslinger Road PO Box 393 LaFox, IL 60147-0393 USA Phone: (630) 208-2200 Fax: (630) 208-2550

Richardson Electronics Promotes Wendy Diddell

to Executive Vice President and Chief Operating Officer

LaFox, IL, December 18, 2015: Richardson Electronics, Ltd. (NASDAQ: RELL) today announced Wendy Diddell has been promoted to Executive Vice President and Chief Operating Officer. The Richardson Electronics’ Board of Directors approved this promotion on December 23, 2015.

Wendy joined RELL in June 2003 as its Vice President and General Manager of the Security Systems Division (“SSD”).  Under Wendy’s management, operating performance of SSD improved dramatically which positioned the division to be sold to Honeywell for $80 million in June 2007.  Wendy was then promoted to Executive Vice President of Corporate Development and General Manager of Canvys.  In her corporate development role, Wendy was instrumental in helping with the sale of RFPD to Arrow Electronics in March 2011 for $238 million.  Since that time she shared responsibility for the administration of EDG, Manufacturing, Supply Chain, Marketing Communications, Healthcare and Product Development. Wendy has also been a key contributor in the acquisitions of IMES, WVS, D&C Electronics and Powerlink.

“I am extremely pleased that the Board of Directors has agreed to recognize Wendy’s many contributions to Richardson Electronics by promoting her to Executive Vice President and Chief Operating Officer”, said Edward Richardson, Chief Executive Officer and Chairman of the Board.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global provider of engineered solutions, power grid and microwave tubes and related consumables; power conversion and RF and microwave components; high value displays, flat panel detector solutions and replacement parts for diagnostic imaging equipment; and customized display solutions. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.